Exhibit 99.5

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

The Board of Directors

CH2M HILL Companies, Ltd.

9191 South Jamaica Street

Englewood, Colorado 80112

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 1, 2017, to the Board of Directors of CH2M HILL Companies, Ltd. (“CH2M”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY—Opinions of CH2M’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE MERGER—Opinions of CH2M’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the proxy statement/prospectus relating to the proposed transaction involving CH2M and Jacobs Engineering Group Inc. (“Jacobs”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Jacobs (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

September 19, 2017